Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2025 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, February 26, 2026 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: FWONA, FWONK) today reported fourth quarter and year end 2025 results. Headlines include (1):

●Formula 1
oFor the year, F1 revenue increased 14% to $3.9 billion, operating income grew 28% to $632 million and Adjusted OIBDA(2) increased 20% to $946 million
o2025 F1 fan attendance of 6.75 million, up 4% compared to 2024 and live viewership up 21% compared to 2024
oAnnounced the return of the Portugal Grand Prix in 2027 and 2028 and extended the Barcelona-Catalunya Grand Prix through 2032 on rotation with the Belgium Grand Prix
oEntered into new multi-year sponsorship agreement with Standard Chartered
oExtended broadcast agreement with ESPN in Latin America and the Caribbean through 2028
oLas Vegas Grand Prix sold out, with weekend attendance of over 300,000 and with new sponsor partners and race content generating 1.8 billion social impressions
oSuccessfully signed Concorde Agreement with all teams and the FIA through 2030
●MotoGP
oFor the year, MotoGP revenue increased 14% to $573 million, operating income grew 86% to $54 million and Adjusted OIBDA(2) increased 15% to $201 million on a pro-forma basis as if the acquisition closed on January 1, 2024(3)
o2025 MotoGP fan attendance of over 3.66 million, up 21% compared to 2024 and cumulative TV viewership up 9% compared to 2024

o	Announced new agreement for the Australia Grand Prix to be held in Adelaide from 2027 through 2032, representing the first race held in a city center and extended agreement with the Thailand Grand Prix through 2031
o	Renewed with Sky Italia through 2027 and announced Band as the free-to-air broadcast partner for the Brazil Grand Prix
o	Extended Motul partnership and announced Estrella Galicia 0,0 as title sponsor for Brazil Grand Prix
o	Held second annual season launch event in Kuala Lumpur, with attendance doubling year-over-year
●	Completed reattribution and split-off of Liberty Live Holdings from Liberty Media in December 2025

“2025 was an exceptional and productive year for Liberty, and we are excited about the opportunities ahead,” said Derek Chang, Liberty Media President & CEO. “We delivered on our key strategic objectives – strengthening Formula 1’s growth trajectory, completing the MotoGP acquisition and streamlining our structure following the Liberty Live split-off last December. This year, we remain focused on sustaining F1’s momentum, positioning MotoGP for future growth and remaining disciplined yet opportunistic with our capital to drive shareholder value.”

Corporate Updates

On December 15, 2025, Liberty Media and Liberty Live Holdings completed the split-off of Liberty Live Holdings from Liberty Media. As a result, Liberty Media and Liberty Live Holdings are now separately traded asset-backed companies. As disclosed in our 10-K, Liberty Live’s interest in Live Nation (including related debt and derivative instruments) and corporate cash and expenses previously attributed to Liberty Live Group are presented as discontinued operations in the Company’s consolidated financial statements.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2025 to the same period in 2024.

The following table provides the financial results of Liberty Media for the fourth quarter and full year 2025. Liberty Media incurred $18 million and $61 million of corporate level selling, general and administrative expense (including stock-based compensation expense) in the fourth quarter and full year 2025, respectively.

Liberty Media’s most significant subsidiaries include F1 and MotoGP. Quint is consolidated in the results presented below until the split-off of Liberty Live Holdings on December 15, 2025 (the “Liberty Live Split-Off”). Liberty’s actual financial results in the table below only include MotoGP results from the date of acquisition.

	Three months ended		Years ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
	amounts in millions		amounts in millions
Revenue
Formula 1	$1,126	$1,375	$3,411	$3,873
MotoGP	—	156	—	325
Corporate and other	118	148	373	414
Elimination	(77)	(70)	(131)	(130)
Consolidated Liberty	$1,167	$1,609	$3,653	$4,482
Operating Income (Loss)
Formula 1	$126	$199	$492	$632
MotoGP	—	12	—	38
Corporate and other	(103)	(5)	(205)	(93)
Consolidated Liberty	$23	$206	$287	$577
Adjusted OIBDA (Loss)
Formula 1	$202	$266	$791	$946
MotoGP	—	51	—	117
Corporate and other	(2)	12	(17)	5
Consolidated Liberty	$200	$329	$774	$1,068

F1 Operating Results

“Formula 1 finished another record-breaking season, marking an exceptional 75th anniversary year for the sport,” said Stefano Domenicali, Formula 1 President and CEO, “The next chapter of F1 brings on-track excitement with a new race in Madrid, the debut of Cadillac and Audi and the return of Honda and Ford to the grid. This upcoming season is a thrilling time for our sport as we introduce the next generation of cars, engines and regulations that are sure to make for dynamic racing and compelling storylines. Our sport has never been stronger, as evidenced by our roster of marquee partners, including Disney, Lego, Pepsi, Apple and Standard Chartered.”

The following table provides the operating results of Formula 1 (“F1”).

	Three months ended December 31,			Years ended December 31,
	2024	2025	% Change	2024	2025	% Change

	$ amounts in millions			$ amounts in millions
Number of races in period	6	7		24	24

Primary Formula 1 revenue	$797	$997	25%	$2,757	$3,086	12%
Other Formula 1 revenue	329	378	15%	654	787	20%
Total motorsport revenue	$1,126	$1,375	22%	$3,411	$3,873	14%
Operating expenses:
Team payments, excluding Concorde incentive payments	(297)	(432)	(45)%	(1,266)	(1,400)	(11)%
Other cost of motorsport revenue	(543)	(568)	(5)%	(1,066)	(1,181)	(11)%
Cost of motorsport revenue, excluding Concorde incentive payments	$(840)	$(1,000)	(19)%	$(2,332)	$(2,581)	(11)%
Selling, general and administrative expenses	(84)	(109)	(30)%	(288)	(346)	(20)%
Adjusted OIBDA	$202	$266	32%	$791	$946	20%
Concorde incentive payments	—	—	NM	—	(50)	NM
Stock-based compensation	(1)	—	100%	(3)	(1)	67%
Depreciation and amortization(a)	(75)	(67)	11%	(296)	(263)	11%
Operating income (loss)	$126	$199	58%	$492	$632	28%

a)	Includes amortization related to purchase accounting of $61 million and $50 million for the fourth quarters of 2024 and 2025, respectively, and $245 million and $200 million for the full years 2024 and 2025, respectively, which is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees. For the year ended December 31, 2025, these revenue streams comprised 26.7%, 31.3% and 21.7%, respectively, of total F1 revenue. Other revenue, which includes hospitality, freight and licensing, comprised 20.3% of total F1 revenue.

There were 24 and 7 races held in the full year and fourth quarter of 2025, respectively, compared to 24 and 6 races held in the full year and fourth quarter of 2024, respectively. In the fourth quarter of both 2025 and 2024, F1 directly promoted the Las Vegas Grand Prix and recognized the revenue (ticketing, sponsorship, hospitality) and costs related to the event.

Primary F1 revenue grew for the full year with increases across all primary revenue streams. Sponsorship revenue grew due to recognition of revenue from new sponsors, contractual increases from existing sponsors and growth in digital advertising revenue. Media rights revenue increased due to contractual increases in fees, the continued growth in F1 TV subscription revenue and recognition of one-time revenue associated with the F1 movie. Race promotion revenue grew primarily due to contractual increases in fees.

Primary F1 revenue increased in the fourth quarter primarily driven by one additional race and the higher proportionate recognition of season-based income (7/24 races took place in the fourth quarter of 2025 compared to 6/24 in the fourth quarter of 2024) and underlying contractual increases across all primary revenue streams. Additionally, sponsorship revenue grew driven by revenue from new sponsors. Media rights revenue increased due to continued growth in F1 TV.

Other F1 revenue increased in the full year driven by growth in hospitality revenue, licensing income, freight income and revenue generated from new activities at the Grand Prix Plaza in Las Vegas. Other F1 revenue increased in the fourth quarter due to higher hospitality revenue, including growth associated with the Las Vegas Grand Prix.

Operating income and Adjusted OIBDA(2) grew for the full year as revenue growth outpaced an increase in team payments, other cost of motorsport revenue and selling, general and administrative expenses. Team payments increased for the full year driven by the growth in F1 profitability and the associated impact on the calculation of the team payments. Team payments as a percent of pre-team payment Adjusted OIBDA decreased from 61.5% in 2024 to 59.7% in 2025. Other cost of F1 revenue is largely variable in nature and is mostly derived from servicing both Primary and Other F1 revenue opportunities. These costs increased in the full year primarily due to higher commissions and partner servicing costs associated with servicing Primary F1 revenue streams, increased hospitality and freight costs, increased costs related to servicing the Grand Prix Plaza and higher travel and race promotion costs to support the servicing of new sponsors. Selling, general and administrative expense increased for the full year driven by higher personnel and marketing costs, including costs related to the 75th O2 event in London.

Operating income and Adjusted OIBDA increased in the fourth quarter primarily due to the increase in revenue from one additional race held, offsetting an increase in team payments, other cost of motorsport revenue and selling, general and administrative expenses. Team payments increased due to the higher pro rata recognition of payments across the race season and an increase in team payment costs based on full year results. Other cost of F1 motorsport revenue increased in the fourth quarter primarily due to higher commissions and partner servicing costs and increased travel expenses. Selling, general and administrative expense increased in the fourth quarter primarily due to higher personnel costs.

MotoGP Operating Results

“MotoGP finished 2025 with record attendance and fan engagement and we are confident in our sport’s potential for expansion in existing and new geographies,” said Carmelo Ezpeleta, MotoGP CEO. “We continue investing in our commercial and marketing functions while working to elevate the race experience and diversify our race calendar. Our second season launch event in February drew twice as many fans as the previous. We look forward to returning to Brazil this year, and we were thrilled to announce our first modern-era city-center Grand Prix in Adelaide in 2027. The Argentinian Grand Prix will also relocate to Buenos Aires next season, strengthening our presence in major international cities. We are energized by the opportunities ahead to bring our sport to a wider global audience.”

The following table provides the pro forma operating results of MotoGP. The financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of operations of MotoGP had the acquisition occurred on January 1, 2024, or to project the results of operations of Liberty for any future periods. The pro forma adjustments are based on available information and certain assumptions that Liberty management believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Liberty. Liberty’s actual financial results only include MotoGP from the date of acquisition.

	Three months ended December 31,				Years ended December 31,
	2024	2025	% Change	% Constant	2024	2025	% Change	% Constant

	$ amounts in millions		USD	Currency	$ amounts in millions		USD	Currency
Number of races in period	5	5			20	22

Primary MotoGP revenue	$114	$137	20%		$435	$502	15%
Other MotoGP revenue	18	19	6%		68	71	4%
Total motorsport revenue	$132	$156	18%	8%	$503	$573	14%	9%
Operating expenses:
Cost of motorsport revenue	(70)	(78)	(11)%		(247)	(292)	(18)%
Selling, general and administrative expenses	(41)	(27)	34%		(81)	(80)	1%
Adjusted OIBDA	$21	$51	143%	120%	$175	$201	15%	9%
Depreciation and amortization	(36)	(38)	(6)%		(146)	(147)	(1)%
Operating income (loss)	$(15)	$13	187%	185%	$29	$54	86%	67%

The majority of MotoGP’s revenue and costs are Euro-denominated and as such, are subject to translational impacts from foreign exchange fluctuations. For constant currency comparison, MotoGP calculates the effects of changes in currency exchange rates as the difference between current period activity translated using the prior period’s currency exchange rates. The table of results above includes both US dollar and constant currency(4) growth rates for revenue, Adjusted OIBDA and Operating income (loss).

Primary MotoGP revenue represents the majority of MotoGP’s revenue and is derived from (i) media rights fees, (ii) race promotion fees and (iii) sponsorship fees. For the year ended December 31, 2025, these revenue streams comprised

41.2%, 33.7% and 12.7%, respectively, of total MotoGP revenue. Other revenue, which includes revenue from ancillary motorcycle racing championships, hospitality and licensing, comprised 12.4% of total MotoGP revenue.

There were five races held in the fourth quarter of both 2025 and 2024. There were 22 races held in 2025 and 20 races held in 2024. The 2025 calendar has a different order, mix and number of events compared to the prior year, which impacted season-based revenue recognition as well as year-over-year revenue and cost comparisons.

Primary MotoGP revenue increased for the full year with increases across all primary revenue streams. Race promotion revenue increased primarily due to two more races held in 2025 and the effect of contractual rate increases. Media rights revenue increased primarily due to contractual increases in fees and growth in VideoPass subscription revenue. Sponsorship revenue increased primarily due to contractual increases. All primary revenue streams benefitted from the impact of favorable currency exchange rates.

Primary MotoGP revenue increased in the three months ended December 31, 2025 primarily due to an increase in race promotion revenue and the impact of favorable currency exchange rates partially offset by a reduction in media rights and sponsorship revenue. Race promotion revenue increased primarily due to race mix. The decline in media rights revenue was primarily driven by the lower proportionate recognition of season-based income (5 out of 22 races took place in the fourth quarter of 2025 compared to 5 out of 20 races in the fourth quarter of 2024). Sponsorship revenue declined primarily due to race-related sponsorship and lower proportionate recognition of season-based income.

Other MotoGP revenue represents revenue generated from other motorcycle racing championships including the FIM World Superbike Championship (“WorldSBK”), hospitality and licensing revenue. Other MotoGP revenue increased for the full year, primarily driven by hospitality revenue from two additional MotoGP races held and increased attendance and the impact of favorable exchange rates, partially offset by a decrease in contractual fees related to the MotoE Championship (“MotoE”). For the three months ended December 31, 2025, Other MotoGP revenue decreased primarily due to the decline in fees related to WorldSBK, primarily attributable to a one-time termination penalty received in 2024, partially offset by an increase in hospitality revenue and the impact of favorable currency exchange rates.

Operating income and Adjusted OIBDA increased for the full year. Cost of MotoGP motorsport revenue grew for the year, primarily driven by two additional MotoGP races held as well as a higher mix of overseas races held in 2025, resulting in higher International Road-Racing Teams Association (“IRTA”), freight, hospitality and production costs in addition to unfavorable currency exchange rates. Selling, general and administrative expenses declined slightly for the year, primarily driven by reduced bad debt expense, partially offset by higher marketing and personnel costs and unfavorable currency exchange rates.

Operating income and Adjusted OIBDA increased during the fourth quarter primarily driven by an increase in motorsport revenue from higher race promotion revenue and a decline in selling, general and administrative expense from reduced bad debt expense. This was partially offset by an increase in cost of MotoGP motorsport revenue primarily driven by  a one-time termination penalty related to the cancellation of MotoE and an increase in IRTA costs as well as the impact of unfavorable currency exchange rates, partially offset by a decrease in freight costs attributable to a lower mix of overseas races held in the fourth quarter of 2025.

Corporate and Other Operating Results

Corporate and Other revenue grew in the full year and fourth quarter due to the increase in Quint revenue as well as $33 million and $14 million of rental income related to the Grand Prix Plaza recognized in the full year and fourth quarter, respectively. In the fourth quarter, Quint results were primarily driven by 19 events held. Quint’s revenue is seasonal around its largest events, which are generally during the second and fourth quarters. Quint’s financial information is included through December 15, 2025 prior to the completion of the Liberty Live Split-Off.

Corporate and Other operating income and Adjusted OIBDA for the full year and fourth quarter of 2025 include the rental income related to the Grand Prix Plaza in Las Vegas, Quint results up until the Liberty Live Split-Off on December 15, 2025 and other corporate overhead.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from November 1, 2025 through January 31, 2026. The total remaining repurchase authorization for Liberty Media as of February 1, 2026 is $1.1 billion and can be applied to repurchases of common shares of Liberty Media common stock.

FOOTNOTES

1)	Liberty Media will discuss these highlights and other matters on Liberty Media’s earnings conference call which will begin at 10:00 a.m. (E.T.) on February 26, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of Adjusted OIBDA (as defined by Liberty Media) and the applicable reconciliation, see the accompanying schedule.
3)	Unless otherwise noted, results reflect MotoGP performance subsequent to the acquisition, which closed on July 3, 2025.
4)	For a definition of constant currency operating results, see the accompanying schedules. Applicable reconciliations can be found in the financial table in the section entitled “MotoGP Operating Results” in this press release.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information. The acquisition of MotoGP was completed on July 3, 2025 and is reflected in cash and debt presented from the date of acquisition.

(amounts in millions)	9/30/2025	12/31/2025
Total Consolidated Cash and Cash Equivalents (GAAP)(a)	$1,291	$1,055

Debt:
2.25% convertible notes due 2027(b)	475	475
Formula 1 senior loan facilities	3,361	3,350
MotoGP credit facilities	1,172	1,173
Other corporate level debt	48	24
Total Debt	$5,056	$5,022
Fair market value adjustment and deferred financing costs	108	78
Total Debt (GAAP)	$5,164	$5,100
Formula 1 leverage(c)	3.0x	2.8x
MotoGP leverage(d)	5.6x	4.7x
Consolidated leverage(e)	3.8x	3.6x

Click here to enter text.

a)	Includes $571 million and $539 million of cash held at F1 as of September 30, 2025 and December 31, 2025, respectively, $176 million and $197 million of cash held at MotoGP as of September 30, 2025 and December 31, 2025, respectively, and $78 million of cash held at Quint as of September 30, 2025.
b)	Face amount of the convertible notes with no fair market value adjustment.
c)	Net leverage as defined in F1’s credit facilities for covenant calculations.
d)	Net leverage as defined in MotoGP’s credit facilities for covenant calculations.
e)	Total consolidated Liberty Media net debt divided by total consolidated Liberty Media Adjusted OIBDA, excluding Quint results. FWONK converts are shown at greater of par and conversion value based on market data as of December 31, 2025.

F1 and MotoGP are in compliance with their debt covenants as of December 31, 2025.

Total cash and cash equivalents decreased $236 million during the fourth quarter driven by the reattribution of assets and cash between Liberty Media and Liberty Live Holdings and cash used in operations at F1 primarily due to seasonal working capital changes and capital expenditures. Total debt was flat in the fourth quarter.

Important Notice: Liberty Media Corporation (Nasdaq: FWONA, FWONK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on February 26, 2026. The call can be accessed by dialing +1 (877) 704-2829 or +1 (215) 268-9864, passcode 13756851 at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, future financial performance and prospects, our capital allocation strategies, our 2026 strategic priorities, growth prospects of MotoGP, our expectations regarding the F1 and MotoGP businesses and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, consumer demand for live entertainment and sporting events, regulatory matters affecting our businesses, geopolitical unrest, the unfavorable outcome of future litigation, the failure to realize benefits of acquisitions, failure of third parties to perform, and changes in law. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Hooper Stevens +1 (720) 875-5406

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2025	2024

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,055	2,631
Trade and other receivables, net	115	114
Contract assets	114	114
Other current assets	89	163
Current assets of discontinued operations	—	326
Total current assets	1,373	3,348

Property and equipment, at cost	1,087	1,007
Accumulated depreciation	(219)	(197)
	868	810

Goodwill	7,025	4,134
Intangible assets subject to amortization, net	5,102	2,689
Deferred income tax assets	539	577
Other assets	491	778
Noncurrent assets of discontinued operations	—	665
Total assets	$15,398	13,001

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$575	649
Current portion of debt	52	26
Deferred revenue	263	267
Financial instrument liabilities	—	138
Other current liabilities	49	54
Total current liabilities	939	1,134
Long-term debt	5,048	2,966
Deferred income tax liabilities	656	52
Other liabilities	305	241
Noncurrent liabilities of discontinued operations	—	1,557
Total liabilities	6,948	5,950
Redeemable noncontrolling interests in equity of subsidiary	693	—
Total stockholders' equity	7,757	7,029
Noncontrolling interests in equity of subsidiaries	—	22
Total liabilities and equity	$15,398	13,001

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
(unaudited)

	Years ended December 31,
	2025	2024

	amounts in millions
Revenue:
Motorsport revenue	$4,105	3,318
Other revenue	377	335
Total revenue	4,482	3,653
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	2,758	2,294
Other cost of sales	213	194
Selling, general and administrative (1)	514	421
Impairment and acquisition costs	27	105
Depreciation and amortization	393	352
	3,905	3,366
Operating income (loss)	577	287
Other income (expense):
Interest expense	(249)	(208)
Realized and unrealized gains (losses) on financial instruments, net	288	(139)
Other, net	117	60
	156	(287)
Earnings (loss) from continuing operations before income taxes	733	—
Income tax (expense) benefit	(137)	(44)
Net earnings (loss) from continuing operations	596	(44)
Net earnings (loss) from discontinued operations	(41)	(2,431)
Net earnings (loss)	555	(2,475)
Less net earnings (loss) attributable to the noncontrolling interests	—	(412)
Net earnings (loss) attributable to Liberty stockholders	$555	(2,063)

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$21	30

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Years ended December 31,
	2025	2024

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$555	(2,475)
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	41	2,431
Depreciation and amortization	393	352
Stock-based compensation	21	30
Non-cash impairment expense	—	73
Realized and unrealized (gains) losses on financial instruments, net	(288)	139
Deferred income tax expense (benefit)	18	29
Intergroup tax allocation	11	(104)
Intergroup tax (payments) receipts	—	129
Other charges (credits), net	10	28
Changes in operating assets and liabilities
Current and other assets	84	39
Payables and other liabilities	63	(104)
Net cash provided (used) by operating activities	908	567
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(119)	(75)
Cash proceeds from dispositions of investments	26	10
Cash (paid) received for acquisitions, net of cash acquired	(3,267)	(205)
Cash proceeds from foreign currency forward contracts	3,700	—
Cash paid for foreign currency forward contracts	(3,503)	—
Investments in equity method affiliates and debt and equity securities	(25)	(8)
Other investing activities, net	(14)	(14)
Net cash provided (used) by investing activities	(3,202)	(292)
Cash flows from financing activities:
Borrowings of debt	1,748	645
Repayments of debt	(781)	(677)
Payment to Liberty Live Holdings Inc.	(172)	—
Liberty Live Holdings Inc. Split-Off	(89)	—
Issuance of Series C Liberty Formula One common stock	—	939
Other financing activities, net	(12)	58
Net cash provided (used) by financing activities	694	965
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	16	(10)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(38)	868
Cash provided (used) by investing activities	—	(604)
Cash provided (used) by financing activities	(286)	(559)
Net cash provided (used) by discontinued operations	(324)	(295)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,908)	935
Cash, cash equivalents and restricted cash at beginning of period	2,963	2,028
Cash, cash equivalents and restricted cash at end of period	$1,055	2,963

Cash and cash equivalents	$1,055	2,631
Cash and cash equivalents included in current assets of discontinued operations	—	325
Restricted cash included in other current assets	—	7
Total cash and cash equivalents and restricted cash at end of period	$1,055	2,963

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, Concorde incentive payments and restructuring, acquisition and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2025 and December 31, 2024, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
(amounts in millions)	2024	2025	2024	2025
Operating income (loss)	$23	$206	$287	$577
Depreciation and amortization	89	118	352	393
Stock compensation expense	6	6	30	21
Impairment and acquisition costs(a)	82	(1)	105	27
Concorde Incentive Payments	—	—	—	50
Adjusted OIBDA	$200	$329	$774	$1,068

a)	Liberty Media incurred $27 million and $32 million of costs related to corporate acquisitions, primarily related to MotoGP, during the years ended December 31, 2025 and December 31, 2024, respectively. During the year ended December 31, 2024, Liberty Media incurred a $73 million non-cash impairment charge related to Quint goodwill.

SCHEDULE 2

This press release also references operating results on a constant currency basis, which is a non-GAAP measure, for MotoGP. Constant currency operating results, as presented herein, are calculated as the difference between current period activity translated using the prior period’s currency exchange rates.

Liberty Media believes constant currency operating results are an important indicator of financial performance for MotoGP, due to the translational impact of foreign currency fluctuations relating to its operating results for countries where the functional currency is not the US dollar. Liberty Media uses constant currency operating results to provide a framework to assess how the MotoGP business performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables in the section entitled “MotoGP Operating Results” in this press release for a reconciliation of the impact of foreign currency fluctuations on revenue and Adjusted OIBDA.